Exhibit 99.(a)(1)

[Reebok logo]

For Immediate Release

Investor Contact: Neil Kerman

Vice President Corporate Finance

(781) 401-7152

Media Contact: Denise Kaigler

Senior Vice President,

Chief Communications Officer

(781) 401-7869

REEBOK INTERNATIONAL LTD. COMMENCES EXCHANGE OFFER

FOR ITS CONVERTIBLE DEBENTURES

Canton, MA (October 26, 2004)—Reebok International Ltd. (NYSE:RBK) announced today that it has commenced an exchange offer under which Reebok is offering to exchange new 2% convertible debentures due 2024 for up to $350 million of its currently outstanding 2% convertible debentures due 2024.

As Reebok announced last week, Reebok has commenced the exchange offer as a result of the adoption by the Financial Accounting Standards Board (FASB) of EITF 04-8, which will, effective December 15, 2004, change the accounting rules applicable to Reebok’s existing 2% convertible debentures by requiring Reebok to include the common stock issuable upon the conversion of the debentures in Reebok’s fully diluted shares outstanding for purposes of calculating diluted earnings per share. Under EITF 04-8, the existing debentures would be dilutive even if they are not in-the-money and the conditions to conversion are not satisfied.

Reebok is offering new convertible debentures in the exchange offer under which, upon conversion, Reebok will pay to the holder cash equal to the principal amount of the debentures being converted and will issue to the holder that number of shares of Reebok common stock having an aggregate market value equal to the amount by which the then market price of Reebok’s common stock exceeds the conversion price of the debentures. Under EITF 04-8, Reebok will not be required to include any shares issuable upon conversion of the debentures issued in the exchange offer in its fully diluted shares outstanding until the market price of Reebok’s common stock exceeds the conversion price, and will then only have to include that number of shares as would then be issuable based upon the in-the-money value of the conversion rights under the debentures.

The exchange offer will expire at midnight, New York City time, on November 23, 2004, unless extended or earlier terminated by Reebok.

Reebok urges investors and security holders to read its exchange offer materials, including the prospectus, Schedule TO and related materials, because they contain important information about the exchange offer. Investors and security holders may obtain the prospectus and related materials through the dealer manager for the exchange offer, Credit Suisse First Boston LLC, Eleven Madison Avenue, New York, New York 10010 or through the information agent for the exchange offer, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 (telephone number: 212-929-5000 (call collect) or 800-322-2885 (toll free)).

A registration statement relating to the securities to be issued in the exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be issued nor may the exchange offer be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities to be issued in the exchange offer in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Reebok’s statements in this press release contain forward-looking statements regarding the timing of the exchange offer and the accounting treatment of the existing debentures and the new debentures. There can be no assurance that Reebok will complete the exchange offer on the anticipated terms or at all. Reebok’s ability to complete the exchange offer will depend, among other things, on market conditions. In addition, the inclusion or exclusion of shares issuable upon conversion of the existing debentures and the new debentures from fully diluted shares is based on current accounting guidance which could change in the future. Reebok’s ability to complete the exchange offer and Reebok’s business are subject to the risks described in its filings with the Securities and Exchange Commission.

Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport, CCM, JOFA, KOHO and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand.

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